Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins reports third quarter fiscal year 2005 financial results; raises full year financial guidance

•	Quarterly earnings per share improve 33% to 56 cents

•	Quarterly sales increase 20% to $890 million

•	Fiscal year 2005 EPS guidance range increased to $2.15 to $2.20

•	Fiscal year 2005 sales guidance raised to approximately $3.45 billion

•	Fiscal year 2005 operating cash flow expected to approximate $500 million

CEDAR RAPIDS, Iowa (July 28, 2005) – Rockwell Collins, Inc. (NYSE: COL) today reported financial results for the third quarter of fiscal year 2005 which ended June 30, 2005. Net income for the quarter was $101 million, or 56 cents per share, a 33% increase over third quarter fiscal year 2004 net income of $76 million, or 42 cents per share. Total segment operating margin for the third quarter was 18.1%, a 170 basis point improvement over the 16.4% reported for the same period last year. Sales for the third quarter of fiscal year 2005 were $890 million, an increase of $146 million, or 20% from the $744 million reported last year. TELDIX GmbH (TELDIX), acquired in March 2005, contributed $22 million, or 3 percentage points of the revenue growth.

“Fiscal year 2005 is shaping up to be an outstanding year as both our Government and Commercial Systems businesses turned in a third consecutive quarter of double-digit organic revenue growth,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “I am particularly pleased that operating efficiencies being created by our people and the company’s unique business model continue to drive levels of profitability growth that exceed our robust revenue growth rate.”

For the first nine months of fiscal year 2005, cash flow from operating activities totaled $345 million, an increase of $168 million over the $177 million generated by operating activities for the same period a year ago. The amounts for each period include voluntary contributions to the company’s qualified pension plans; $100 million in the current fiscal year and $125 million in fiscal year 2004.

“Our strong balance sheet and cash flow have provided us the flexibility to make voluntary contributions to our pension plans over the past few years with no effect on our ongoing capital deployment strategies,” added Jones. Despite the pension plan contribution, the company now expects to generate approximately $500 million of operating cash flow for the full fiscal year; at the high end of its previous guidance range.

Commenting further on the company’s outlook for the full fiscal year, Jones said, “Market conditions for our products, systems and services continue to be favorable. This, combined with our outstanding performance over the first three quarters of the year, has enabled us to raise our expectations for full year earnings per share, sales and operating cash flow.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides communications, aviation electronics, navigation and precision guidance systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved third quarter sales of $462 million, an increase of $74 million, or 19%, compared to the $388 million reported for the same period last year. The higher sales were driven primarily by programs focused on military modernization and $22 million of incremental revenues from TELDIX, acquired in March of this fiscal year.

Sales of defense electronics products and systems increased 33% principally due to the incremental TELDIX revenues and higher revenues from global positioning system equipment production programs, electronics systems upgrades for fixed-wing aircraft and U.S. Army, Navy and Special Operations Forces helicopters, and U.S. Army helicopter simulator programs. Defense communications sales were slightly lower as increased ARC-210 radio, advanced data link and electronic warfare sales were more than offset by lower revenues primarily related to the completion of certain data link projects, including the Swedish RA-90 program.

Government Systems’ third quarter operating earnings increased 19% to $82 million from the $69 million reported for the same period a year ago due to the higher sales. The current year third quarter operating margin of 17.7% was in line with last year’s third quarter operating margin of 17.8%, as the impact of increased higher margin production program revenues were offset by the lower margin TELDIX revenues and higher employee incentive compensation costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $428 million, an increase of $72 million, or 20%, compared to sales of $356 million reported for the same period last year. Higher production rates of new air transport and business aircraft and increased demand for service and support activity fueled the revenue growth.

Air transport aviation electronics sales increased 22% due to significantly higher sales to airlines and air transport original equipment manufacturers (OEMs) in support of new aircraft production coupled with continued growth in demand for retrofit and service and support activity. Business and regional aviation electronics sales increased 18% as significantly higher sales to business jet OEMs, as well as higher aftermarket service and support revenues, more than outweighed slightly lower retrofit and regional jet OEM sales.

Commercial Systems’ third quarter operating earnings increased 49% to $79 million, or an operating margin of 18.5%, compared to $53 million, or an operating margin of 14.9% for the same period last year. The combination of the increased sales volume, cost containment and operational efficiency initiatives more than offset higher research and development and employee incentive compensation costs.

Corporate

General corporate, net expense was $16 million for the third quarter of fiscal year 2005 compared to $12 million for last year’s third quarter. Higher employee incentive compensation costs contributed to the increase.

During the third quarter, the company repurchased 3 million shares of its common stock for $144 million at an average cost of $47.26 per share.

Fiscal Year 2005 Outlook

Considering the company’s strong performance during the first nine months of the year and continuing favorable market conditions, the company now anticipates fiscal year 2005 sales to be approximately $3.45 billion, as compared to its previous sales guidance range of $3.35 billion to $3.4 billion. The company also increased, and narrowed, its full year earnings per share guidance range. Full year earnings per share are now expected to be in the range of $2.15 to $2.20, as compared to its previous earnings per share guidance range of $2.05 to $2.15. Despite the $100 million voluntary pension plan contribution made in the third quarter, full year cash provided by operating activities is now expected to be approximately $500 million; at the upper end of the company’s previous operating cash flow guidance range of $450 million to $500 million.

Government Systems full fiscal year 2005 revenues are now expected to increase in the range of 17% to 18% (previously 15% to 17%) from fiscal year 2004 and represent approximately 52% of total company sales. Incremental revenues from TELDIX, acquired in March 2005, and Rockwell Collins Simulation and Training Solutions, acquired in December 2003, are expected to contribute 4 percentage points of the revenue growth. Commercial Systems revenues are also anticipated to increase in the range of 17% to 18% (previously 13% to 15%) from fiscal year 2004 and represent about 48% of the total.

Government Systems segment operating margin is still projected to approximate 18% for the full 2005 fiscal year, despite the impact of lower margin revenues from TELDIX. Commercial Systems segment operating margin is now expected to be approximately 18.5% (previously 18%) for the full year, as the positive impact of increased sales volume is expected to more than offset higher research and development spending.

Business Highlights:

Rockwell Collins awarded Phase 2 of U.S. Air Force GEMS program: Rockwell Collins has been selected by the U.S. Air Force as the prime contractor for Phase 2 of the Ground Element Minimum Essential Emergency Communications Network System (GEMS) program. GEMS will replace Air Force and Navy fixed and deployable communications for bomber, tanker, reconnaissance and other alert communications facilities by providing an upgraded networked infrastructure incorporating improved capabilities for aircrew alerting, message handling and the supporting communications links. The total program value is estimated at more than $350 million over six years.

General Dynamics-Rockwell Collins team to field FCS: A General Dynamics - Rockwell Collins team has been awarded a $154 million contract modification to accelerate technology development of the Integrated Computer System (ICS) into the U.S. Army’s Current Force and to add support for previously deferred assets within the Future Combat Systems (FCS) program. The ICS is the common computing environment for 17 of the 18 platforms in the FCS family of systems, which constitutes a network of sensors, unmanned air platforms, and both manned and unmanned ground platforms. The contract modification brings the total ICS contract value to $429 million for the team.

Sweden FMV selects Rockwell Collins to provide software-defined radios: Rockwell Collins has been awarded a $17 million contract to provide the Tactical Data Radio System (TDRS) to the Swedish military. The software-defined radio system will consist of modular, open architecture, hardware and software components and will host a customized, high-data rate networked waveform to provide Swedish tactical forces with a wireless, mobile, ad-hoc network capable of simultaneous voice, data and video communications. The contract calls for the delivery of 76 Software Communications Architecture (SCA) compliant multi-channel radios, documentation and training.

U.S. Navy selects Rockwell Collins for P-3C HF replacement program: Rockwell Collins has been selected by the U.S. Navy to replace dual High Frequency (HF) radios and Link 11/TADIL-A Tactical Digital Data Link converters in support of the Navy P-3C Critical Obsolescence Program. Core technology to be incorporated into the replacement systems includes the Rockwell Collins HF-121C transceiver, known as the AN/ARC-230, the system of choice for airborne command, control and patrol platforms. The contract is valued at $61 million over six years.

Rockwell Collins Pro Line 21 selected for Navy T-44A Fleet upgrade: Rockwell Collins was selected by ARINC Engineering Services, LLC to upgrade the Navy’s fleet of 55 T-44A aircraft over four years with its Pro Line 21 integrated avionics system. The Pro Line 21 integrated avionics system aircraft upgrade solution provides enhanced efficiency and functionality to the customer in the areas of reduced pilot workload, weight, and installation cost.

Airlines / business jet operators select Rockwell Collins to provide aircraft fleet aviation service solutions: Newly awarded long-term service & support solutions to be provided by Collins Aviation Services include:

•	Avionics maintenance repair and technical support for NetJets Europe’s fleet of Hawker 400 XP aircraft under a 10-year contract.

•	On-board maintenance for Air New Zealand of Rockwell Collins’ eTESTM in-flight entertainment systems on 15 wide-body aircraft, with an option for 40 additional aircraft, under a five-year agreement.

•	Spares ownership, maintenance repair, and technical support of Rockwell Collins avionics on GoJet’s fleet of Bombardier Canadair Regional Jet aircraft under a 16-year Dispatch PlusSM agreement.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 11:00 a.m. Eastern Time on

July 28, 2005. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 27, 2005.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains forward-looking statements, including certain projections and assumptions, that Rockwell Collins believes to be within the definition of forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements in the future tense including all statements in the “Fiscal Year 2005 Outlook” section and all statements accompanied by terms such as “believe”, “project”, “will”, “expect”, “anticipate”, and variations thereof are intended to be qualified by this cautionary statement and to be subject to the safe harbor protection of the securities laws. The company cautions investors that actual results may differ materially from those projected in our forward-looking statements as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued strength of the military communications and electronics industry; domestic and foreign government spending, budgetary and trade policies or priorities including the impact of continued hostilities in Iraq on funding for existing defense programs; market acceptance of new and existing products and services; performance of our products and services; potential cancellation, restructuring or termination of contracts; delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain customer procurements, congressional approvals and regulatory mandates; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company expressly disclaims any duty to update any forward-looking statement contained in this press release to reflect subsequent events, actual results or changes in the company’s projections or assumptions.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Sales
Government Systems	$462	$388	$1,278	$1,076
Commercial Systems	428	356	1,204	1,015

Total sales	$890	$744	$2,482	$2,091

Segment operating earnings
Government Systems	$82	$69	$228	$201
Commercial Systems	79	53	224	141

Total segment operating earnings	161	122	452	342

Interest expense	(3)	(2)	(8)	(6)
Earnings from corporate-level equity affiliate	2	—	2	1
General corporate, net (1)	(16)	(12)	(40)	(30)

Income before income taxes	144	108	406	307

Income tax provision	(43)	(32)	(120)	(92)

Net income	$101	$76	$286	$215

Diluted earnings per share	$0.56	$0.42	$1.58	$1.19

Average diluted shares outstanding	180.7	179.3	181.1	179.9

(1)	General corporate, net for the nine months ended June 30, 2004 includes a gain of $5 million ($3 million after tax) related to favorable settlements of insurance matters.

The following table summarizes sales by product category for the three and nine months ended June 30, 2005 and 2004 (unaudited, in millions):

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Defense electronics	$316	$238	$869	$669
Defense communications	146	150	409	407
Air transport aviation electronics	241	198	665	582
Business and regional aviation electronics	187	158	539	433

Total	$890	$744	$2,482	$2,091

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	June 30,	September 30,
	2005	2004
Assets
Cash	$220	$196
Receivables	676	616
Inventories	690	650
Current deferred income taxes	162	165
Income taxes receivable	5	10
Other current assets	34	26

Total current assets	1,787	1,663

Property	445	418
Goodwill and intangible assets	593	550
Other assets	201	243

Total assets	$3,026	$2,874

Liabilities and shareowners’ equity
Accounts payable	251	240
Compensation and benefits	261	235
Income taxes payable	5	18
Product warranty costs	170	154
Other current liabilities	378	317

Total current liabilities	1,065	964

Long-term debt	202	201
Retirement benefits	446	521
Other liabilities	54	55

Shareowners’ equity	1,259	1,133

Total liabilities and shareowners’ equity	$3,026	$2,874

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Nine Months Ended June 30
	2005	2004
Operating Activities:
Net income	$286	$215
Adjustments to arrive at cash provided by operating activities:
Depreciation	64	69
Amortization of intangible assets	14	12
Pension plan contributions	(105)	(130)
Compensation and benefits paid in common stock	58	48
Deferred income taxes	51	30
Tax benefit from the exercise of stock options	31	7
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(45)	(38)
Inventories	(13)	(68)
Accounts payable	15	(26)
Income taxes	(15)	34
Compensation and benefits	18	11
Other assets and liabilities	(14)	13

Cash Provided by Operating Activities	345	177

Investing Activities:
Acquisition of businesses, net of cash acquired	(18)	(126)
Property additions	(67)	(50)
Proceeds from the disposition of property	2	1
Acquisition of intangible assets	(7)	(11)

Cash Used for Investing Activities	(90)	(186)

Financing Activities:
Net proceeds from issuance of long-term debt	—	198
Net decrease in short-term borrowings	—	(42)
Purchases of treasury stock	(250)	(134)
Cash dividends	(64)	(48)
Proceeds from exercise of stock options	86	30

Cash (Used for) Provided by Financing Activities	(228)	4

Effect of exchange rate changes on cash	(3)	(4)

Net Change in Cash	24	(9)
Cash at Beginning of Period	196	66

Cash at End of Period	$220	$57

Certain prior year amounts have been reclassified to conform to the current year presentation.